Exhibit 99.1

Four Oaks Fincorp, Inc.
6114 US 301 South
Four Oaks, NC 27524
(919)963-2177 Telephone
(919)963-2768 Fax
Press Release
For more information contact:
David H. Rupp, President and Chief Executive Officer, or
Deanna W. Hart, Executive Vice President and Chief Financial Officer
(919) 963-2177

FOR IMMEDIATE RELEASE:                             November 1, 2016

FOUR OAKS FINCORP, INC. ANNOUNCES 2016 THIRD QUARTER AND YEAR TO DATE EARNINGS

FOUR OAKS, NC (November 1, 2016) - Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced earnings for the third quarter and nine months ended September 30, 2016. The Company reported pre-tax net income of $1.6 million and $4.2 million, respectively, for the third quarter and nine months ended September 30, 2016 compared to pre-tax net income of $826,000 and $2.7 million for the same periods in 2015. The Company reported net income of $948,000 or $0.03 per diluted share and $2.7 million or $0.08 per diluted share, respectively, for the third quarter and nine months ended September 30, 2016 compared to net income of $734,000 or $0.02 per diluted share and $19.2 million or $0.60 per diluted share for the same periods in 2015. The Company recorded income tax expense of $633,000 and $1.6 million, respectively, for the third quarter and nine months ended September 30, 2016, as compared to an income tax expense of $92,000 and an income tax benefit of $16.5 million for the same periods in 2015. The prior year income tax benefit for the nine month period resulted from the partial reversal of the valuation allowance against the Company's deferred tax assets executed in the second quarter of 2015.

President and Chief Executive Officer David H. Rupp stated, "We are pleased to report a very solid quarter of both growth and earnings. Customer activity remains strong and we are making progress in many areas of the business. With much of the foundational work behind us, we turn our focus to expanding our customer base and improving productivity across the Bank."

Company Highlights:

•	Continued improvement in pre-tax income which increased $755,000 and $1.5 million, respectively, for the three and nine months ended September 30, 2016 as compared to the same periods in 2015.

•	Loan production remains strong with total loans growing 6.8% for the first nine months of 2016.

•	Solid deposit growth as transaction account balances increased 10.8%.

•	Asset quality has now stabilized with a classified asset to capital ratio of 8.8%.

•	Closed the Southern Pines LPO to allow for additional focus on the Company's core operating markets.

Exhibit 99.1

Net Interest Margin and Net Interest Income:

Net interest margin annualized for the three and nine months ended September 30, 2016 was 3.76% and 3.73%, respectively, compared to 3.43% and 3.25% for the same periods in 2015. The primary driver of the improved margins was the reduction in funding costs from the Company's balance sheet strategies executed in 2015, including the extinguishment of high-cost long term borrowings and refinancing subordinated debt at lower rates. Net interest income totaled $6.2 million and $18.2 million for the quarter and nine months ended September 30, 2016, respectively, as compared to $5.6 million and $17.0 million for the same periods in 2015. Interest expense declined to $1.2 million and $3.6 million for the quarter and nine months ended September 30, 2016, respectively, as compared to $1.7 million and $5.1 million for the same periods in 2015.

Non-Interest Income:

Non-interest income was $1.3 million and $4.1 million for the quarter and nine months ended September 30, 2016, respectively, as compared to $1.7 million and $4.9 million for these same periods in 2015. For the three months ended September 30, 2015, there was $309,000 in one-time gains from the sale of loans and investments that were not present for the three months ended September 30, 2016, contributing to most of the decline. The primary driver for the $800,000 decline for the nine month period comparison was the absence of $348,000 in ACH third party payment processor indemnification income as the Company exited this business line in 2015. Additional factors contributing to the overall decline include reductions in service charges on deposit accounts, reduced premium income from the sale of government guaranteed loans, and the absence of one-time gains on loans held for sale.

Non-Interest Expense:

Non-interest expense totaled $6.0 million and $18.0 million for the quarter and nine months ended September 30, 2016, respectively, as compared to $6.5 million and $19.2 million for the same periods in 2015. Declines for the quarter and nine months ended September 30, 2016 can be seen in many categories as the Company strives to increase efficiency and reduce the overall expense base. Ongoing improvements in asset quality contributed to declines in FDIC assessment rates, as well as collection and foreclosure related expenses. Another primary contributor to the decline for both periods was the reduction in technology conversion related expenses that were present during the three and nine month period ending September 30, 2015.

Income Taxes:

During 2016, the Company began recording income tax expense for the first time since the establishment of the valuation allowance on the Company’s deferred tax assets in 2010. For the quarter and nine months ended September 30, 2016, the Company reported a provision for income taxes totaling $633,000 and $1.6 million, respectively, as compared to an income tax expense of $92,000 and an income tax benefit of $16.5 million for these same periods in 2015. The recorded income tax expense in the third quarter of 2015 was due to a reduction in the North Carolina state tax rate and its impact on the deferred tax asset. The North Carolina state tax rate was again reduced in 2016 and consequently the deferred tax asset was revalued, increasing tax expense for the third quarter of 2016.

Exhibit 99.1

Balance Sheet:

Total assets were $722.9 million at September 30, 2016 compared to $691.4 million at December 31, 2015, an increase of $31.5 million or 4.6%. Cash, cash equivalents, and investments were $191.8 million at September 30, 2016 compared to $189.2 million at December 31, 2015, an increase of $2.6 million or 1.4%. Strong loan demand resulted in growth of $31.1 million or 6.8% as outstanding gross loans grew to $489.4 million at September 30, 2016 compared to $458.3 million at December 31, 2015.

Total liabilities were $657.9 million at September 30, 2016, an increase of $26.9 million or 4.3%, from $631.0 million at December 31, 2015. Total deposits increased $17.9 million during the nine month period ended September 30, 2016, from $542.3 million at December 31, 2015, to $560.2 million at September 30, 2016. Long-term borrowings were $70.0 million at September 30, 2016 compared to $60.0 million at December 31, 2015, an increase of $10.0 million or 16.7%. Total shareholders’ equity increased $4.5 million or 7.5%, from $60.4 million at December 31, 2015, to $64.9 million at September 30, 2016.

Asset Quality:

Nonperforming assets totaled $5.9 million or 0.8% of total assets at September 30, 2016, a decrease of $2.5 million compared to $8.4 million or 1.2% of total assets at December 31, 2015. The allowance for loan and lease losses increased slightly during the nine month period to $9.7 million as of September 30, 2016 compared to $9.6 million as of December 31, 2015, due to net recoveries of $57,000 during the 2016 period. The allowance for loan and lease losses as a percentage of gross loans was 2.0% and 2.1% at September 30, 2016 and December 31, 2015, respectively.

Capital:

The Bank remains well capitalized at September 30, 2016 and reports total risk based capital of 15.7%, Tier 1 risk based capital of 14.5%, a leverage ratio of 10.8%, and common equity Tier 1 capital of 14.5%. At December 31, 2015, the Bank had total risk based capital of 15.6%, Tier 1 risk based capital of 14.4%, a leverage ratio of 10.2%, and common equity Tier 1 capital of 14.4%.

With $722.9 million in total assets as of September 30, 2016, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fifteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO) and Apex (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond in July 2015, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.